Exhibit 11
                                                                      ----------
                             CRAGAR INDUSTRIES, INC.
                  Schedule of Computation of Earnings Per Share


Earnings (Loss) Per Share

                                                       Three Months Ended September 30,         Nine Months Ended September 30,
                                                      ---------------------------------        ---------------------------------
                                                          2003                 2002                2003                 2002
                                                      ------------         ------------        ------------         ------------
Income (Loss)                                         $    (79,267)        $     37,819        $   (111,876)        $    285,498
Less:  Preferred Stock Dividends in Arrears                   --                   --                  --                   --
                                                      ------------         ------------        ------------         ------------
Income (loss) available to Common Stockholders        $    (79,267)        $     37,819        $   (111,876)        $    285,498
                                                      ============         ============        ============         ============

Basic EPS - Weighted Average
         Shares  Outstanding                             3,866,496            3,897,611           3,848,551            3,897,611
                                                      ============         ============        ============         ============

Basic Earnings (loss) Per Share                       $      (0.02)        $       0.01        $      (0.03)        $       0.07
                                                      ============         ============        ============         ============


Basic EPS - Weighted Average
         Shares  Outstanding                             3,866,496            3,897,611           3,848,551            3,897,611

Effect of Diluted Securities:
         Stock options and Warrants                           --                 84,000                --                 84,000
         Convertible Preferred Stock                          --                   --                  --                   --
                                                      ------------         ------------        ------------         ------------

Diluted EPS - Weighted Average
         Shares Outstanding                              3,866,496            3,981,611           3,848,551            3,981,611
                                                      ============         ============        ============         ============

Diluted Earmings Per Share                            $      (0.02)        $       0.01        $      (0.03)        $       0.07
                                                      ============         ============        ============         ============

(1)- The Company's outstanding stock options, warrants, and convertible preferred staock have antidilutive effect on net loss per share for the three months and nine months ended September 30, 2003. As a result, such amounts have been excluded from the computations of diluted loss per share for those periods.